Exhibit 99.1

April 24, 2009

Dear Stockholder:

For the last several quarters, we’ve been advising you of the losses the bank experienced in 2008 and the difficult operating environment affecting the entire banking industry. That trend continued for the fourth quarter of 2008 where we incurred a loss of $594,200, and for the year, our loss was $955,700. Problem asset work outs continue to influence our operating results. In 2008, we had to add $1,771,400 to our allowance for losses on loans. We also had to write down foreclosed real estate as market values declined after we acquired the properties.

We continue to exceed regulatory guidelines for a well capitalized institution, but given the volatility of the markets and our operating losses, your Board believes it prudent to suspend common stock dividends and preserve capital until the bank returns to more profitable operating results. Consequently, there will not be a fourth quarter dividend which you normally would have received about this time.

While we know this is disappointing, I want to assure you that we are working aggressively to resolve our problem assets and return to profitability as soon as possible. We have been diligent in reducing expenses and improving our net interest margin to turn our performance around. However, for the immediate future, very slow loan demand and rising unemployment continue to exacerbate our performance and create an unfavorable operating environment.

As we address these market realities, we thank you for your continued support, patience and understanding during these tumultuous times.

Sincerely,

W. Michael Funk
President & Chief Executive Officer

600 Commerce Avenue, P.O. Box 1238, Front Royal, Virginia 22630 / (540) 635-4137